EXHIBIT 23

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements pertaining to the Peoples Bancorp Inc. Retirement Savings Plan (Form S-8, No.33-1803 and Form S-8, No. 333-108383), the Amended and Restated 1993 Stock Option Plan of Peoples Bancorp, Inc. (Form S-8, No. 33-67878), the Peoples Bancorp Inc.1995 Stock Option Plan  (Form S-8, No. 33-59569), the Peoples Bancorp, Inc. Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp, Inc. and Subsidiaries (formerly known as the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries) (Form S-8, No. 333-43629), the Peoples Bancorp Inc. 1998 Stock Option Plan  (Form S-8, No. 333-62935), the Peoples Bancorp Inc. 2002 Stock Option Plan (Form S-8, No. 333-86246), the Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan (formerly known as the Peoples Bancorp, Inc. 2006 Equity Plan) (Form S-8, No. 333-136383), the Peoples Bancorp Inc. Dividend Reinvestment Plan (Form S-3, No. 33-54003),  and Post-Effective Amendments No. 1, 2, and 3 to  Form S-3 related to the  Peoples Bancorp Inc. Dividend Reinvestment and Stock Purchase Plan (Form S-3/A, No. 33-54003) of our reports dated March 2, 2009, with respect to the consolidated financial statements of Peoples Bancorp Inc. and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

                                                                            /s/ Ernst & Young LLP

Charleston, West Virginia
March 2, 2009